For Immediate Release

Friday, October 20, 2000

Contact: David G. Ratz, Chief Administrative Officer
                  (740) 286-3283

Oak Hill Financial Reports Third Quarter 2000 Results

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended September 30, 2000 of $1,530,000, or $.29 per diluted share. The third quarter 2000 earnings compare to the $1,872,000, or $.34 per diluted share, in operating net earnings, excluding merger-related charges, that the company recorded for the quarter ended September 30, 1999 (when merger-related charges are included, the company posted a net loss of $0.11 per share for the third quarter of 1999). All historical financial information has been restated to reflect Oak Hill Financial's October 1, 1999 merger with Towne Financial Corp., which was accounted for as a pooling of interests.

Oak Hill Financial's total assets increased 13.3% over the prior year, ending the third quarter of 2000 at $672.4 million as compared to $593.7 million at September 30, 1999. The company's net loans at September 30, 2000 were $580.8 million, up 23.1% from September 30, 1999.

In summarizing the third quarter, Oak Hill Financial President and CEO John D. Kidd stated, "We're exceeding our growth objectives, but compression in the net interest margin has continued to depress earnings." He cited both sustained higher funding costs and aggressive competition on loan pricing as the causes of the margin compression.

Key Issue Review and Outlook

The following discussion contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Net Interest Margin - Net interest margin declined from 4.16% for the second quarter to 3.89% for the third quarter. Pressure on the margin is expected to continue through the fourth quarter, although management believes that the magnitude of the compression will be somewhat less. While the company has a high percentage of liabilities repricing in the fourth quarter, a significant portion of assets will also be repricing in the same time period. Management does not expect the net interest margin for the fourth quarter to fall below 3.75%.

Towne Bank - The company's Towne Bank subsidiary became part of Oak Hill Financial with the October 1, 1999 acquisition of Towne Financial Corp. and the conversion of its subsidiary, Blue Ash Building and Loan, from a thrift to a commercial bank. Towne Bank has experienced substantial loan growth year-to-date, interest revenues have increased, and operating expenses have been reduced. However, the net interest margin at Towne Bank, which was significantly lower than Oak Hill's margin prior to the merger, has been impacted by very high retail deposit rates in the suburban Cincinnati market in which it competes. Management considers Towne Bank to still be in transition from a thrift to a commercial bank, but anticipates considerable improvement in Towne's financial performance by end of the second quarter of 2001.

Stock Repurchase -- To further enhance shareholder value, the company continues to implement its current stock repurchase program, which was announced on April 11, 2000. As of September 30, 2000, Oak Hill Financial had repurchased 220,695 shares of its common stock, which represents 69.0% of the 320,000 shares authorized for the buyback program by the company's board of directors. The current buyback program will continue through December 31, 2000. Additional stock repurchases may be considered in the future, although the company has no definite plans in this regard.

Investment Restructuring -- During the fourth quarter, Oak Hill Financial plans to pursue the previously announced restructuring of its investment portfolio. Up to $35 million in investment securities will be replaced with quality, higher-yielding instruments. The plan is expected to result in after-tax charges of up to $1.1 million in the fourth quarter, but going forward the company should realize an increase of up to 125 basis points in the annual yield on the replaced investments.

Operating Expenses - At 2.35% of average assets for the third quarter, non-interest expenses remain at a desirable level. Management does not anticipate a significant change in operating expenses as a percentage of average assets for the fourth quarter or for 2001.

Non-Interest Income - Non-interest income, excluding securities gains and losses, continues a slow increase. Management expects this trend to continue through the fourth quarter. For 2001, the company is targeting a moderate increase in non-interest income through increased secondary market lending activity, growth in its alternative investment program, and annual service charge adjustments.

Asset Quality - Net charge-offs for the third quarter were 0.05% of total loans, which was in line with prior quarters and consistent with management's expectations. The nonperforming loans/total loans and nonperforming assets/total assets ratios increased somewhat during the quarter to 0.62% and 0.57%, respectively, at September 30. Nearly all of the increase was the result of a single commercial real estate loan. Management believes that the company is very well-secured on this loan, and no charge-off or write-down is expected. At this point, no significant changes in asset quality are expected in the fourth quarter.

Overall Strategy - Oak Hill Financial will continue to pursue adjustable-rate commercial loans, commercial real estate loans and residential mortgage loans; fixed-rate residential mortgage loans for sale in the secondary market; and consumer loans. Management believes that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiaries, and the year 2001 emphasis will be on these products.

Asset/Loan Growth - The company's objectives for 2001 call for approximately 12% growth in loans and assets, which is below the current rate of growth. Management believes that the 12% target will strike the correct balance between maintaining the company's growth momentum, which is viewed as key to its long-term success, and supporting the net interest margin through less-aggressive pricing of loans and deposits.

Expansion - In early 2000, the company's subsidiaries expect to open two full-service branch banking offices (one of which is currently under construction), one bank loan production office, and two consumer finance offices.

Estimates - Oak Hill Financial reiterated its previous guidance that operating earnings for the fourth quarter of 2000 are expected to be in the range of $.29 to $.33 per share. Based on the company's current condition and trends, internal asset/liability analysis, expectations regarding interest rates, and other anticipated operating conditions, management estimates that earnings per share for 2001 will be in the range of $1.35 to $1.45, excluding any securities gains or losses or other non-recurring items.

Oak Hill Financial is a community bank holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, operate 23 full-service banking offices, three bank loan production offices, and four consumer finance offices in 15 counties across southern Ohio.


                                                                                                         September 30,
                                                                                                    2000            1999
                                                                                                        (unaudited)
SUMMARY  OF  FINANCIAL  CONDITION(1)
Total assets                                                                                    $672,405        $593,672
Interest bearing deposits
    and federal funds sold                                                                           122          37,632
Investment securities                                                                             58,957          49,782
Loans receivable -- net                                                                          580,831         471,833
Deposits                                                                                         541,596         462,915
Federal Home Loan Bank
    advances and other borrowings                                                                 78,775          78,763
Stockholders' equity                                                                              48,466          47,325




                                                               For the three months                 For the nine months
                                                                ended September 30,                  ended September 30,
                                                               2000            1999                 2000            1999
                                                                  (unaudited)                           (unaudited)
SUMMARY  OF  OPERATIONS(1)(2)
Interest income                                             $14,123         $11,742              $39,671         $33,415
Interest expense                                              7,896           5,672               21,048          16,361
                                                             ------          ------               ------          ------
    Net interest income                                       6,227           6,070               18,623          17,054

Provision for loan losses                                       708             469                1,566           1,188
                                                             ------          ------               ------          ------

    Net interest income after
    provision for loan losses                                 5,519           5,601               17,057          15,866

Gain on sale of loans                                            21               4                   87             467
Gain (loss) on investment securities transactions                (6)              1                   (6)             19
Other non-interest income                                       654             569                1,856           1,542
Non-interest expense                                          3,892           3,316               11,331           9,652
                                                             ------          ------               ------          ------

    Earnings before federal income taxes                      2,296           2,859                7,663           8,242

Federal income taxes                                            766             987                2,562           2,751
                                                             ------          ------               ------          ------

Net earnings                                                $ 1,530         $ 1,872              $ 5,101         $ 5,491
                                                             ======          ======               ======          ======

                                                           At or for the three months            At or for the nine months
                                                               ended September 30,                   ended September 30,
                                                               2000            1999                 2000            1999
                                                                    (unaudited)                          (unaudited)
PER  SHARE  INFORMATION(1)

Basic earnings per share (3)                                 $ 0.30          $(0.11)              $ 0.97          $ 0.57
                                                              =====           =====                =====           =====
Diluted earnings per share (4)                               $ 0.29          $(0.11)              $ 0.97          $ 0.56
                                                              =====           =====                =====           =====
Dividends per share (3)                                      $ 0.10          $ 0.08               $ 0.30          $ 0.24
                                                              =====           =====                =====           =====
Book value per share                                                                              $ 9.45          $ 8.95
                                                                                                   =====           =====

SELECTED PERFORMANCE RATIOS EXCLUDING
  MERGER-RELATED EXPENSES(1)(2)(5)

Basic earnings per share (3)                                 $ 0.30          $ 0.35               $ 0.97          $ 1.04
                                                              =====           =====                =====           =====
Diluted earnings per share (4)                               $ 0.29          $ 0.34               $ 0.97          $ 1.01
                                                              =====           =====                =====           =====
Return on average assets                                       0.93%           1.28%                1.09%           1.30%
Return on average equity                                      12.51%          15.38%               14.03%          15.33%
Non-interest expense to average assets                         2.35%           2.26%                2.41%           2.29%
Dividend payout ratio                                         34.19%          22.43%               30.93%          22.94%


OTHER  STATISTICAL  AND  OPERATING  DATA(1)(5)

Net interest margin                                            3.89%           4.32%                4.10%           4.22%
Total allowance for loan losses
    to nonperforming loans                                                                        192.47%         308.28%
Total allowance for loan losses
    to total loans                                                                                  1.17%           1.26%
Nonperforming loans to total loans                                                                  0.61%           0.41%
Nonperforming assets to total assets                                                                0.57%           0.33%
Net charge-offs to average loans                               0.05%           0.03%                0.15%           0.13%
Equity to assets at period end                                                                      7.21%           7.97%


(1)  Restated  as  appropriate  to  reflect  the  merger  with  Towne  Financial
     Corporation   on   October  1,  1999,   which  was   accounted   for  as  a
     pooling-of-interests.

(2) Does not include $3.7 million, pre-tax, merger-related and restructuring charges for the three and nine months ended September 30, 1999.

(3)  Based on 5,169,604,  5,262,156,  5,289,149, and 5,275,682  weighted-average shares outstanding for the three and nine month periods ended September 30, 2000, and September 30, 1999, respectively.

(4)  Based on 5,209,896,  5,265,478,  5,430,218, and 5,421,853  weighted-average shares outstanding for the three and nine month periods ended September 30, 2000, and September 30, 1999, respectively.

(5)  Annualized where appropriate.



                                                                                              September 30, 2000
SUPPLEMENTAL DETAIL                                                                               (unaudited)

BALANCE SHEET - ASSETS
Cash and cash equivalents                                                                           $ 10,457
Trading account securities                                                                                 -
Securities available for sale                                                                         54,010
Held to maturity securities                                                                            4,947
Other securities                                                                                       4,889
Total securities                                                                                      63,846
Total cash and securities                                                                             74,303
Loans and leases held for investment (1)                                                             586,537
Loans and leases held for sale (1)                                                                       163
Total loans and leases (1)                                                                           586,700
Loan loss reserve                                                                                      6,863
Goodwill                                                                                                 258
Total intangible assets                                                                                  258
Mortgage servicing rights                                                                                994
Other real estate owned                                                                                  238
Other assets                                                                                          16,775
Total assets                                                                                       $ 672,405

BALANCE SHEET - LIABILITIES

Deposits                                                                                             541,596
Borrowings                                                                                            73,775
Other liabilities                                                                                      3,568
Total liabilities                                                                                    618,939
Trust preferred securities                                                                             5,000
Total liabilities and mezzanine                                                                    $ 623,939


(1)  Data is net of discount, gross of reserve.


                                                                  For the three months         For the nine months
                                                                ended September 30, 2000     ended September 30, 2000
                                                                       (unaudited)                (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

BALANCE SHEET - EQUITY
Preferred equity                                                                                     $   -
Common equity                                                                                        $48,466
MEMO ITEM: Net unrealized gain (loss) on
     securities held for sale (FASB 115 adjustment)                                                  $(1,302)
EOP shares outstanding (1)                                                                        $5,131,256
Options outstanding                                                                                  592,026
Treasury shares held by company                                                                      271,595


Repurchase plan announced?                                                    No                         Yes
# of shares to be repurchased in plan                                    320,000                     320,000
# of shares repurchased during period                                     89,650                     220,695
Average price of repurchased shares                                        16.05                       15.50



                                                                  For the three months         For the nine months
                                                                ended September 30, 2000     ended September 30, 2000
                                                                       (unaudited)                (unaudited)
INCOME STATEMENT
Interest income                                                         $ 14,123                    $ 39,671
Interest expense                                                           7,896                      21,048
Net interest income                                                        6,227                      18,623
Net interest income (FTE)                                                  6,254                      18,708
Provision for loan losses                                                    708                       1,566
Service charges on deposits                                                  393                       1,080
Gain on sale of loans                                                         21                          87
Loss on investment securities transactions                                    (6)                         (6)
Other noninterest income                                                     261                         776
Total noninterest income                                                     669                       1,937


(1)  Excludes treasury shares.

                                                                  For the three months         For the nine months
                                                                ended September 30, 2000     ended September 30, 2000
                                                                       (unaudited)                (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

INCOME STATEMENT (CONTINUED)
Employee compensation and benefits expense                               $ 2,320                     $ 6,545
Occupancy and equipment expense                                              485                       1,407
Amortization of intangibles                                                    8                          25
Other noninterest expense                                                  1,079                       3,354
Total noninterest expense                                                  3,892                      11,331
Net income before taxes                                                    2,290                       7,657
Tax provision                                                                766                       2,562
Net income before extraordinary items                                      1,524                       5,095
Extraordinary and after-tax items                                            -                           -
Net income                                                                 1,524                       5,095

CHARGEOFFS

Loan chargeoffs                                                              312                         971
Recoveries on loans                                                           16                         154
Net loan chargeoffs                                                          296                         817

AVERAGE BALANCE SHEET

Average loans and leases                                                 571,863                     543,609
Average other earning assets                                              64,378                      63,114
Average total earning assets                                             636,241                     606,723
Average total assets                                                     658,131                     627,782
Average total time deposits                                              341,287                     326,277
Average other interest-bearing deposits                                  138,861                     135,175
Average total interest-bearing deposits                                  480,148                     461,452
Average borrowings                                                        82,426                      70,846
Average interest-bearing liabilities                                     562,574                     532,298
Average common equity                                                     48,656                      48,563



                                                                  For the three months         For the nine months
                                                                ended September 30, 2000     ended September 30, 2000
                                                                       (unaudited)                (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

ASSET QUALITY AND OTHER DATA
Nonaccrual loans                                                                                    $  1,056
Renegotiated loans                                                                                       -
Other real estate owned                                                                                  238
Total nonperforming assets                                                                             1,294
Loans 90+ days past due and still accruing                                                             2,510
NPAs plus loans over 90 days delinquent                                                                3,804

ADDITIONAL DATA

1-4 Family mortgage loans serviced for others                                                       $114,517
Held to maturity securities (fair value)                                                            $  4,891
EOP employees (FTE)                                                                                      270
Total number of full-service banking offices                                                              23
Total number of bank and thrift subsidiaries                                                               2
Total number of ATMs                                                                                      21

LOANS RECEIVABLE

Real estate                                                                                         $258,233
Commercial real estate                                                                               165,860
Commercial and other                                                                                  75,892
Consumer                                                                                              87,731
Credit cards                                                                                           1,352
                                                                                                     -------
     Loans - gross                                                                                   589,068
Unearned interest                                                                                     (2,368)
                                                                                                     -------
     Loans - net of unearned interest                                                                586,700
Reserve for loan losses                                                                               (6,863)
                                                                                                     -------
     Loans - net(1)                                                                                 $579,837
                                                                                                     =======

DEPOSITS

Non-interest bearing                                                                                  43,748
Core interest bearing                                                                                391,026
Non-core interest bearing                                                                            106,822
                                                                                                     -------
     Total deposits                                                                                  541,596
                                                                                                     =======

Yield/average earning assets                                                8.83%                       8.73%
Cost/average earning assets                                                 4.94%                       4.63%

     Net interest margin                                                    3.89%                       4.10%


(1)  Does not include mortgage servicing assets.